PRESS RELEASE

For Release April 17, 2002                                                                     Page 1 of 2
Contact: Ronald G. Ford, Chairman and CEO - (231) 935-3136, ext. 115
Web site: www.northcountrybank.com

North Country Financial Corporation Announces
First Quarter Dividend and Earnings

(Traverse City, Michigan) - North Country Financial Corporation (Nasdaq: NCFC), the holding company for North Country Bank and Trust, has reported primary earnings per share of $0.14 on net income of $1 million for the first quarter ended March 31, 2002. Although these results are down 39.1% and 36.8% respectively, compared to first quarter of 2001, they were not unexpected by management because of the compression of interest rates over the past year. Compared to the 4th quarter of 2001, net income rose 49% during this reporting period. The Corporation also declared a dividend on April 16, 2002 of $0.10 per share, payable on April 30, 2002 to shareholders of record on April 23, 2002.

      "Despite the slowdown experienced by all banks after 9-11 of last year, we continue to be optimistic about our economy," said Ronald G. Ford, chairman and chief executive officer. "Many of our customers in tourism and hospitality businesses demonstrated great resiliency over the last six months and we are now seeing increases in loan activity ranging from commercial loans to the residential

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PAGE TWO, North Country Bank Announces Fourth Quarter Dividend

mortgage market. Management's aggressive actions have also reduced our exposure to slow-paying or non-paying loans and we have not needed to increase our provision for loan losses."

      At the end of the First Quarter, North Country Financial Corporation reported a two percent decrease in total assets, from $636.6 million at December 31, 2001 to $623.4 million on March 31, 2002. The decrease is largely attributed to the net decrease in deposits due to the lowering of the Federal Funds Rate throughout last year.

      Headquartered in Traverse City, North Country Financial Corporation is a diversified financial services company providing a full range of commercial, consumer and mortgage banking services to a client base throughout northern Michigan. North Country Bank and Trust, its primary subsidiary, has 27 offices conveniently located throughout Michigan's Upper Peninsula and northern Lower Michigan.

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